DSW Inc. Announces Fourth Quarter Sales Results;
Updates 2013 Guidance

•	Fourth quarter comparable sales were flat compared to a 3.6% increase last year

•	2013 EPS guidance to $1.85 to1.87 per share from $1.80 to $1.90 per share previously, representing growth of 11% versus last year

•	Company announces Chief Financial Officer’s retirement from DSW

COLUMBUS, Ohio, Feb. 11, 2014 /PRNewswire/ -- DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced that fourth quarter 2013 comparable sales for the thirteen-week period ended February 1, 2014 were flat compared to a 3.6% increase for the same period last year. Excluding luxury sales of $1 million, total Adjusted revenues decreased by 3.9% to $571 million, for the thirteen week period ended February 1, 2014 versus $594 million for the fourteen week period ended February 2, 2013. Excluding the impact of the fifty-third week last year, total Adjusted revenues increased by 1.6%.

Mike MacDonald, President and Chief Executive Officer stated, “Given the weak retail environment, we were satisfied with our financial performance. The updated earnings guidance means that DSW will post its fifth consecutive year of double digit EPS growth.”

Guidance:

The Company narrowed its 2013 Adjusted EPS guidance to a range of $1.85 to $1.87 per share. Adjusted EPS excludes a $0.13 per share impact from the Company’s luxury test and $0.10 per share of legacy charges related to RVI. The new guidance range compares to the previous guidance of $1.80 to $1.90 per share and represents approximately 11% earnings growth. Full year Adjusted revenues grew by 4.1% to $2.35 billion, excluding luxury sales of $18 million. This was driven by a 0.2% increase in comparable sales and the opening of 30 new stores. Excluding the fifty-third week last year, full year Adjusted revenues increased by 5.6%.

Chief Financial Officer’s retirement from DSW:

The Company also announced Douglas Probst, Executive Vice President and Chief Financial Officer will be retiring effective May 1, 2014, after nine years of service. Mr. Probst joined DSW Inc. in 2005 and successfully guided the Company through its transition to a public company and its merger with Retail Ventures Inc. in 2011. Helen Betsy Wallace, the Company’s Senior Vice President of Finance who joined the Company in May 2013, will continue to serve as the Company’s Principal Accounting Officer with responsibility for accounting, treasury, tax and internal audit functions.

“I want to thank Doug for his nine years of financial stewardship at DSW. During that period, the Company doubled its sales and grew its net income by almost five times. Doug’s contributions to DSW’s success were significant and he will be missed. I thank Doug for his contributions and wish him success in his future endeavors,” stated Mr. MacDonald.

Doug Probst stated, “It has been a privilege to work with an extraordinary team at DSW because of its unique culture and a strong set of shared values. I plan to take some time to pursue my philanthropic interests while continuing my entrepreneurial journey. I am confident that DSW will continue its success and wish the team all the best.”

Fourth quarter conference call details:

The Company will conduct a conference call to discuss fourth quarter fiscal year 2013 results on Tuesday, March 18, 2014 at 8:30 a.m. Eastern Time. A press release detailing the Company's quarterly results will be issued prior to the call. Investors and analysts interested in participating in the call are invited to dial 1-888-317-6003 (passcode: 2734010) in the U.S. or 1-412-317-6061 outside the U.S. approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://dswinc.investorroom.com. A telephone replay of this call will be available until 9:00 a.m. Eastern Time on March 25, 2014 and can be accessed by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 outside the U.S. and entering conference number 10039908.
About DSW Inc.
DSW Inc. is a leading branded footwear, handbag and accessories retailer that offers a wide selection of brand name and designer fashion for women, men, and kids. As of February 11, DSW operates 394 stores in 42 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW also supplies footwear to 365 leased locations in the United States under the Affiliated Business Group. For store locations and additional information about DSW, visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and http://www.facebook.com/DSW .
SOURCE DSW Inc.
For further information: Christina Cheng, 855-893-5691